UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Schwab Capital Trust
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Schwab Funds®

INFORMATION STATEMENT

Schwab Capital Trust

Schwab® International Opportunities Fund

9800 Schwab Way
Lone Tree, Colorado 80124

March 13, 2026

Dear Shareholder,

We are pleased to inform you that Charles Schwab Investment Management, Inc., dba Schwab Asset Management has entered into a new investment sub-advisory agreement on behalf of the Schwab International Opportunities Fund (the “Fund”), a series of Schwab Capital Trust (the “Trust”), with Causeway Capital Management LLC (“Causeway”).

At the recommendation of Schwab Asset Management, during a meeting held on December 9, 2025, the Trust’s Board of Trustees (the “Board” or “Trustees”) approved the appointment of Causeway, effective January 6, 2026, as a new investment manager to manage an allocated portion of the Fund’s assets. Causeway began managing its allocated portion of the Fund’s assets on January 13, 2026.

This Information Statement is being provided to shareholders of the Fund in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (“SEC”). Please take a moment to read the enclosed Information Statement that describes the changes discussed above.

This Information Statement is for informational purposes only and no action is required on your part.

We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.

Background of Transaction

Subject to oversight by the Board, under the terms of the investment advisory agreement with the Fund, Schwab Asset Management acts as “manager-of-managers” for the Fund and has overall responsibility for the management of the Fund. In connection with its duties as the manager-of-managers, Schwab Asset Management may allocate portions of the Fund’s assets to several investment managers, who then manage their respective portions under the general supervision of Schwab Asset Management. Schwab Asset Management reviews and evaluates the Fund’s investment managers on an ongoing basis. Currently, the Fund operates with four investment managers.

As described in more detail under the “Additional Information about SEC Exemptive Order” section below, the Trust and Schwab Asset Management have received exemptive relief from the SEC permitting Schwab Asset Management to hire or terminate investment managers without shareholder approval, subject to certain conditions. At a meeting held on December 9, 2025, and pursuant to Schwab Asset Management’s recommendation, the Board approved Causeway as a new investment manager for the Fund and approved a corresponding investment sub-advisory agreement between Schwab Asset Management and Causeway (the “New Sub-Advisory Agreement”).

The following table identifies the Fund’s current investment adviser and investment managers, their areas of focus and approximate asset allocation as of March 2, 2026.

Investment Adviser/Manager	Investment Style	Approximate Allocation of Net Assets (%)

American Century Investment Management, Inc.	International small-cap growth	20.9%
Baillie Gifford Overseas Limited	International growth	9.3%
Causeway Capital Management LLC	International value equity	9.1%*
Columbia Management Investment Advisers, LLC	International all-cap blend	26.6%
Schwab Asset Management	International large-cap developed	30.5%
Cash and other assets	—	3.6%

*	Causeway Capital Management LLC began managing a portion of the Fund’s assets on January 13, 2026.

Investment Strategies of Causeway

Causeway invests primarily in equity securities of companies in developed countries located outside the U.S. When investing assets, Causeway follows a value style, performing fundamental research supplemented by quantitative analysis. Beginning with a universe of all publicly listed companies throughout the non-U.S. developed and emerging markets, Causeway applies market capitalization and liquidity thresholds to reduce investment candidates to approximately 2,000 equity securities. Causeway uses quantitative valuation screens to further narrow the potential investment candidates. Causeway then performs fundamental research, which generally includes company-specific research, company visits, and interviews of suppliers, customers, competitors, industry analysts, and experts. Causeway also applies a proprietary quantitative risk model to adjust return forecasts based on risk assessments. This process results in risk-adjusted return forecasts for a closely followed group of potential investment candidates. Using a value style means that Causeway buys stocks that it believes have lower prices than their true worth. For example, stocks may be “undervalued” because the issuing companies are in industries that are currently out of favor with investors. However, even in those industries, certain companies may have high rates of growth of earnings and be financially sound.

Causeway considers the following value characteristics in making investment decisions for the fund: low price-to-earnings ratio relative to the sector, high yield relative to the market, low price-to-book value ratio relative to the market, low price-to-cash flow ratio relative to the market, and financial strength. The portfolio managers work as a team to make investment decisions and the portfolio managers also perform investment research in his or her assigned sectors and industries. The portfolio managers are supported by the firm’s fundamental and quantitative research analysts and two traders.

New Sub-Advisory Agreement

The Trustees approved the New Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by Causeway. The material factors considered by the Trustees in approving the New Sub-Advisory Agreement are set forth below under the “Trustees’ Considerations” section. The terms of the New Sub-Advisory Agreement are substantially similar to those of each existing sub-advisory agreement with the Fund’s other investment managers. Some of the terms and conditions of the New Sub-Advisory Agreement are summarized below.

Duties of Causeway. Subject to the supervision of the Trust, the Trustees and Schwab Asset Management, Causeway is responsible for managing the investment and reinvestment of the Managed Assets and for determining, in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. For purposes of the New Sub-Advisory Agreement, “Managed Assets” refers to the portion of the Fund’s assets that may be allocated by Schwab Asset Management for management by Causeway from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets.

In performing its duties and obligations under the New Sub-Advisory Agreement, Causeway is not permitted to consult with any other investment manager to the Fund concerning the Managed Assets, except to the extent permitted under the Investment Company Act of 1940, as amended (the “1940 Act”), or any rule, regulation or order thereunder.

Causeway is required to use the same skill and care in providing investment advisory services to the Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has similar investment responsibilities.

Causeway is not responsible for providing investment advice to any other portion of the Fund’s assets allocated to another investment manager, nor for reviewing the proxy solicitation materials and exercising voting rights or for taking action on bankruptcy, class action or other securities litigation claims associated with securities comprising the Managed Assets, unless Schwab Asset Management provides written instructions to the contrary.

Causeway is required to assist the Trust, the Fund’s distributor and Schwab Asset Management, as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance may include, but is not limited to, attendance and participation in meetings, conferences and educational events; review of materials relating to Causeway included in Fund materials; and providing certain other materials or data to Schwab Asset Management.

Causeway will provide reasonable assistance in determining, in good faith, the fair value of securities comprising the Managed Assets, when requested by Schwab Asset Management. However, the Fund is responsible for any fair value pricing determinations.

Causeway must fulfill its duties pursuant to the New Sub-Advisory Agreement in compliance with (i) such policies as the Trust, the Trustees and Schwab Asset Management may from time to time establish and communicate to Causeway, including but not limited to, any guidelines that have been provided by Fund Parties to Sub-Adviser from time to time; (ii) the Fund’s prospectus and statement of additional information (“SAI”); (iii) the Trust’s Declaration of Trust and By-Laws; the provisions of the 1940 Act applicable to the Managed Assets; (v) the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (vi) any exemptive or other relief granted by the SEC; (vii) the Internal Revenue Code of 1986, as amended; (viii) the Commodities and Exchange Act; and (ix) any other applicable laws.

Causeway will perform these duties at its own expense, and will furnish all the office space, furnishings and equipment and the personnel that Causeway requires to perform its duties under the New Sub-Advisory Agreement. Causeway is not required to pay for the cost of securities, commodities, and other investments (including brokerage commissions and other taxes and transaction charges, if any) purchased or sold for the Fund, custodian fees, interest, taxes and other Fund expenses.

Portfolio Transactions. Subject to certain conditions, Causeway is authorized to select brokers or dealers to execute the purchases and sales of portfolio securities and other property for the Fund and to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended). In effecting transactions for the Fund and selecting brokers or dealers, Causeway will use its best efforts to seek, on behalf of the Fund, best execution. Causeway is permitted to aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Causeway and its affiliates, and will allocate such transactions on a fair and reasonable basis.

Compensation of Causeway. As compensation for its services to the Fund under the New Sub-Advisory Agreement and expenses incurred in performing such services, Causeway is entitled to receive fees from Schwab Asset Management (not the Fund), based on a percentage of the daily net asset value of the Managed Assets. Accordingly, the appointment of Causeway to the Fund does not affect the management fees paid by the Fund or its shareholders.

The following table shows the aggregate sub-advisory fees paid by Schwab Asset Management to the Fund’s unaffiliated investment managers, in the aggregate, during the Fund’s most recent fiscal year ended October 31, 2025.

Fund	Aggregate Sub-Advisory Fees Paid by Schwab Asset Management to the Investment Managers in Dollars	Aggregate Sub-Advisory Fees Paid by Schwab Asset Management to the Investment Managers as a % of Average Net Assets of the Fund

Schwab International Opportunities Fund	$3,567,752	0.33%

Limitation of Liability of Causeway. The New Sub-Advisory Agreement provides that Causeway will not be liable for any claims, liabilities, damages, costs or losses, including losses resulting from diminution in value of any investments held in the Fund (collectively, “claims”), arising out of the New Sub-Advisory Agreement, except to the extent such claims arise out of: (i) Causeway’s negligence, bad faith or willful misfeasance; or (ii) Causeway’s breach of the New Sub-Advisory Agreement.

Indemnification. The New Sub-Advisory Agreement provides that Causeway will indemnify and hold harmless the Trust, the Trustees and Schwab Asset Management, their affiliates and their respective employees, officers and directors for any loss, liability, cost, damage or expense arising out of the New Sub-Advisory Agreement to the extent such claims arise out of: (i) Causeway’s negligence, bad faith or willful misfeasance; or (ii) Causeway’s breach of the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement also provides that Schwab Asset Management will indemnify and hold harmless Causeway, its affiliates and their respective employees, officers and directors for any loss, liability, cost, damage or expense arising out of the New Sub-Advisory Agreement, except to the extent such claims arise out of: (i) Causeway’s negligence, bad faith or willful misfeasance; or (ii) Causeway’s breach of the New Sub-Advisory Agreement.

Duration and Termination. The New Sub-Advisory Agreement initially continues in effect for a period of two years after its effective date and will continue thereafter for successive one-year periods, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that in the event that the shareholders of the Fund fail to so approve the New Sub-Advisory Agreement, Causeway may continue to serve in the manner and to the extent permitted by the 1940 Act.

The New Sub-Advisory Agreement provides for termination, without cause and without payment of any penalty by the Trust, the Trustees or Schwab Asset Management, by (i) vote of a majority of the Trustees; (ii) vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to Causeway; or (iii) by Schwab Asset Management upon 90 days’ written notice to Causeway. In addition, the New Sub-Advisory Agreement may be terminated, with cause, by Schwab Asset Management at any time, without payment of any penalty by the Trust, the Trustees and Schwab Asset Management, upon written notice to Causeway. The New Sub-Advisory Agreement with Causeway provides that it may not be terminated by Causeway prior to January 5, 2027, except upon any material breach of the compensation terms of the New Sub-Advisory Agreement by Schwab Asset Management or immediately upon written notice to Schwab Asset Management, if, in Causeway’s sole discretion such termination is required by applicable law, regulatory or judicial or administrative organization or otherwise by applicable law, rule, regulation or consent order. Thereafter, the New Sub-Advisory Agreement may be terminated by Causeway at any time, without cause and without payment of any penalty, upon 90 days’ written notice to Schwab Asset Management.

The New Sub-Advisory Agreement terminates automatically in the event of its “assignment,” as defined in the 1940 Act, or in the event of the termination of the Investment Advisory and Administration Agreement between Schwab Asset Management and the Trust (the “Management Agreement”).

Trustees’ Considerations

At a meeting of the Board held on December 9, 2025, Schwab Asset Management recommended, and the Trustees, including a majority of the Independent Trustees, approved (1) the termination of Harris Associates L.P. (“Harris”) as a Fund sub-adviser; and (2) the New Sub-Advisory Agreement pursuant to which Causeway was appointed as a sub-adviser (“investment manager” or “sub-adviser”) to the Fund, each to take effect on January 6, 2026.

The Board was provided with detailed materials related to Causeway in advance of, and additional materials at the meeting. The materials and related discussions included, but were not limited to, the following information about Causeway: (a) quality of investment management and other services; (b) investment management personnel; (c) operations and financial condition; (d) brokerage practices (including any soft dollar arrangements) and other investment strategies; (e) compliance systems; (f) policies on, and compliance procedures for, personal securities transactions; (g) reputation, expertise and resources; and (h) performance with respect to similar accounts managed by Causeway. In addition, the Board was provided with information about the level of the sub-advisory fees to be paid to Causeway, and comparable fees paid to Causeway for managing similar accounts. In considering the proposed New Sub-Advisory Agreement, the Independent Trustees received advice from independent legal counsel to the Independent Trustees. Following such discussion, the Committee recommended the New Sub-Advisory Agreement with Causeway to the Board for approval.

In its consideration of the approval of the New Sub-Advisory Agreement, the Board considered a variety of specific factors, including:

1.	the nature, extent and quality of the services to be provided to the Fund under the New Sub-Advisory Agreement, including the resources of Causeway to be dedicated to the Fund;

2.	Causeway’s investment performance in providing advisory or sub-advisory services with respect to similar accounts;

3.	the Fund’s expenses and how those expenses would be impacted by the engagement of Causeway as sub-adviser;

4.

the profitability of Schwab Asset Management and its affiliates, including Charles Schwab & Co., Inc. (“Schwab”), with respect to the Fund in light of the sub-advisory fees proposed to be paid to Causeway, including both direct and indirect benefits accruing to Schwab Asset Management and its affiliates; and

5.	the extent to which economies of scale may be realized as the Fund grows and whether fee levels in the New Sub-Advisory Agreement with Causeway reflect the economies of scale.

Nature, Extent and Quality of Services. The Board considered the nature, extent and quality of the sub-advisory services to be provided by Causeway to the Fund and the resources Causeway will dedicate to the Fund. In this regard, the Trustees considered the information provided by Causeway with respect to its history, reputation, expertise, qualifications of its personnel, and experience in managing the type of strategies for which Causeway was being engaged. The Board also considered reports regarding the search process undertaken by Schwab Asset Management that led to the identification of Causeway by Schwab Asset Management as a well-qualified sub-adviser to the Fund with an investment style consistent with the Fund’s investment objective, strategies, and characteristics. The Trustees also considered the evaluation by the Fund’s Chief Compliance Officer of Causeway’s compliance program. Following such evaluation, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of services to be provided by Causeway to the Fund and the resources of Causeway to be dedicated to the Fund supported approval of the New Sub-Advisory Agreement with Causeway.

Investment Performance. The Board considered Causeway’s investment performance in determining whether to approve the New Sub-Advisory Agreement. Specifically, the Trustees considered Causeway’s relative performance in providing investment advisory services to similar accounts. Following such evaluation, the Board concluded, within the context of its full deliberations, that the investment performance of Causeway supported approval of the New Sub-Advisory Agreement.

Fund Expenses. When considering the fees to be paid to Causeway, the Trustees took into account the fact that Causeway will be compensated by Schwab Asset Management, and not by the Fund and that the fees paid to Causeway would not impact the fees paid by the Fund to Schwab Asset Management. The Trustees also considered fees charged by Causeway to comparable sub-advised accounts. The Board considered Schwab Asset Management’s statements that the fees to be paid to Causeway are reasonable in light of the anticipated quality of services to be provided by Causeway. Following such evaluation, the Board concluded, within the context of its full deliberations, that the fees to be paid to Causeway are reasonable and supported approval of the New Sub-Advisory Agreement.

Profitability. With respect to the profitability of Schwab Asset Management, the Trustees considered projected profitability to Schwab Asset Management before and after the appointment of Causeway as a new sub-adviser. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the expected profitability of Schwab Asset Management supported approval of the New Sub-Advisory Agreement. The Trustees took into account the fact that Causeway will be compensated by Schwab Asset Management, and not by the Fund directly, and that the compensation paid to Causeway reflects an arms-length negotiation between Schwab Asset Management and Causeway.

Economies of Scale. Although the Trustees recognized the difficulty of determining economies of scale with precision, the Trustees considered the potential existence of any economies of scale and whether those are passed along to the Fund’s shareholders through graduated investment advisory and sub-advisory fee schedules or other means, including any fee waivers by the Schwab Asset Management and its affiliates.. In connection with its evaluation, the Board took into account the fact that the existing contractual investment advisory and proposed sub-advisory fee schedules relating to the Fund include lower fees at higher graduated asset levels and that Schwab Asset Management had contractually agreed to waive investment advisory and other fees to prevent total Fund expenses from exceeding a specified cap. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the Fund obtains reasonable benefit from economies of scale.

In the course of their deliberations, the Trustees may have accorded different weights to various factors and did not identify any particular information or factor that was all important or controlling. Based on the Trustees’ deliberation and their evaluation of the information described above, the Board, including a majority of the Independent Trustees, approved the New Sub-Advisory Agreement for an initial two-year term and concluded that the compensation under the New Sub-Advisory Agreement is fair and reasonable in light of such services, and such other matters as the Trustees considered to be relevant in the exercise of their reasonable judgment.

Additional Information about SEC Exemptive Order

The Trust and Schwab Asset Management have received exemptive relief from the SEC to permit Schwab Asset Management to hire or terminate investment managers without shareholder approval, subject to certain conditions. One of the conditions requires approval by the Board before any such hiring is implemented. In addition, within 90 days of the hiring of any new investment manager, shareholders of the Fund must be furnished with an information statement describing the new investment manager. The exemptive order currently prohibits Schwab Asset Management from entering into sub-advisory agreements with affiliates of the investment adviser without shareholder approval.

Additional Information about the Trust and Schwab Asset Management

The Trust is an open-end investment management company organized as a Massachusetts business trust with a Declaration of Trust entered into on May 6, 1993, and filed with the Commonwealth of Massachusetts on May 7, 1993.

Charles Schwab Investment Management, Inc., dba Schwab Asset Management, a wholly owned subsidiary of The Charles Schwab Corporation, located at 9800 Schwab Way, Lone Tree, CO 80124, serves as the Fund’s investment adviser and administrator pursuant to the Management Agreement.

Schwab, an affiliate of Schwab Asset Management, located at 3000 Schwab Way, Westlake, TX 76262, serves as distributor for the Fund.

Additional Information about Causeway

Causeway began operations in June 2001. Causeway is a wholly-owned by Causeway Capital Holdings LLC, its parent holding company. Causeway Capital Management LLC, is located at 11111 Santa Monica Boulevard, 15th Floor, Los Angeles, CA 90025.

Causeway acts as an adviser to other funds whose investment objective is similar to the Fund, as shown in the table below.

Name of Fund	Investment Objective	Size of Fund as of December 31, 2025	Advisory Fee	Fee Waivers and Reimbursements

Causeway International Value Fund	Long-term growth of capital and income	$17.48 billion	0.80%	0.01%

The principal executive officers and directors of Causeway, as of the date of this document, are set forth below. The address of each person below, as it relates to his or her duties with Causeway, is the address of Causeway listed above.

Name	Position and Principal Occupation with Causeway and Principal Occupation, if Different from Position(s) with Causeway

Sarah Ketterer	Chief Executive Officer/Fundamental Portfolio Manager
Harry Hartford	President/Fundamental Portfolio Manager
Gracie Fermelia	Chief Operating Officer
Kurt Decko	General Counsel/Compliance Director
Dan Pham	Chief Financial Officer/Risk Officer
Mindy Yu	Chief Compliance Officer/Deputy General Counsel

No officer or Trustee of the Fund is a director, officer or employee of Causeway. No officer or Trustee of the Fund, through the ownership of securities or otherwise, has any other material direct or indirect interest in Causeway or any other person controlling, controlled by or under common control with Causeway.

Since the beginning of the most recently completed fiscal year, none of the Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Causeway or any of its affiliates was or is to be a party.

Additional Information about the Fund’s Affiliates

During the Fund’s fiscal year ended October 31, 2025, the Fund paid the following in commissions to brokers affiliated with Schwab Asset Management, the previous sub-adviser or the new sub-adviser of the Fund.

Broker	Affiliation	Commissions	Percentage of Aggregate Brokerage Commissions

Jane Street Execution Services, LLC	substantial owner of Schwab ETF shares	$824.78	0.1%

Susquehanna Financial Group, LLLP	substantial owner of Schwab ETF shares	$2,305.16	0.3%

The Fund has entered into arms’ length, commercial agreements with affiliated persons of certain investment managers to provide services to the Fund. These arrangements and the services provided thereunder will continue to be provided following the approval of the New Sub-Advisory Agreement.

Householding

To eliminate duplicate mailings of proxy materials, each household may receive one copy of these documents, under certain conditions. This practice is commonly called “householding.” If you want to receive multiple copies, you may write your Fund at the address on the front of this information statement or call 1-877-824-5615 or contact the financial intermediary through which you hold fund shares. Your instructions will be effective within 30 days of receipt by the Fund or other date as communicated by the financial intermediary.

Report to Shareholders

For a free copy of the Fund’s annual or semiannual report, call Schwab at 1-877-824-5615. In addition, you may visit the Schwab Funds’ website at www.schwabassetmanagement.com/schwabfunds_prospectus for a free copy of the Fund’s prospectus, SAI or an annual or semiannual report.

Schwab Capital Trust 811-07704

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